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                                                                      Exhibit 12



                 THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (Dollars in millions)


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
                                                                                      Nine Months Ended
                                                                                     September, 30 1995
                                                                                     ------------------
Earnings:
   Income from continuing operations before income taxes                                       $319.5
   Add:
      Interest expense - net                                                                    193.7
      Rental expense representative of interest factor                                           15.3
      Preferred dividends of subsidiaries                                                         3.7
      Interest accrued - 50 percent owned company                                                23.3
      Minority interest expense                                                                  10.2
      Other                                                                                       3.6
                                                                                               ------

         Total earnings as adjusted plus fixed charges                                         $569.3
                                                                                               ======

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                                      $193.7
   Capitalized interest                                                                          10.5
   Rental expense representative of interest factor                                              15.3
   Pretax effect of dividends on preferred stock of
      the Company                                                                                14.5
   Pretax effect of dividends on preferred stock
      of subsidiaries                                                                             5.8
   Interest accrued - 50 percent owned company                                                   23.3
                                                                                               ------

         Combined fixed charges and preferred stock dividend
           requirements                                                                        $263.1
                                                                                               ======

Ratio of earnings to combined fixed charges and
   preferred stock dividend requirements                                                         2.16
                                                                                               ======
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